SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CYBERONICS, INC.

(Name of Registrant as Specified In Its Charter)

THE COMMITTEE FOR CONCERNED CYBERONICS, INC. SHAREHOLDERS

METROPOLITAN CAPITAL ADVISORS, INC.

BEDFORD FALLS INVESTORS, L.P.

METROPOLITAN SPV, L.P.

METROPOLITAN SPV GP, L.L.C.

METROPOLITAN CAPITAL ADVISORS, L.P.

METROPOLITAN CAPITAL PARTNERS II, L.P.

KJ ADVISORS, INC.

METROPOLITAN CAPITAL ADVISORS INTERNATIONAL LIMITED

METROPOLITAN CAPITAL PARTNERS III, L.P.

METROPOLITAN CAPITAL III, INC.

METROPOLITAN CAPITAL ADVISORS SELECT FUND, L.P.

METROPOLITAN CAPITAL SELECT, L.L.C.

JEFFREY E. SCHWARZ

KAREN FINERMAN

ERIC J. NESTLER

ARTHUR L. ROSENTHAL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

Metropolitan Capital Advisors And Related Parties Disclose 7% Ownership of

Cyberonics; In Letter To Board, Reaffirms Its Intention To Seek Election of its

Three Nominees To Company Board

New York, NY – On September 11, 2006 – Metropolitan Capital Advisors, Inc., on behalf of itself and the Committee For Concerned Cyberonics, Inc. Shareholders, sent the following letter to the Board of Directors of Cyberonics:

September 11, 2006

The Board of Directors

Cyberonics, Inc.

100 Cyberonics Boulevard

Houston, Texas 77058

Gentlemen:

Metropolitan Capital Advisors, Inc. (“MCA”) and related parties are today filing a Schedule 13D with the Securities and Exchange Commission reflecting our ownership of 1,844,312 shares, representing approximately a 7.33% ownership stake in the Company.

This past May we delivered notice to Cyberonics of our intention to nominate three candidates for election to the Company’s Board at this year’s annual meeting of shareholders. In light of recent developments at the Company, we remain steadfast in our commitment to see these nominees elected to the Board of Cyberonics.

If there was ever a question about the need for change at Cyberonics, recent events have provided an emphatic answer. We believe that Cyberonics has a valuable franchise and enviable market position. However, that value has been masked due to the lack of credibility of senior management that consistently over promised and under delivered, and by a Board that continually rewards such behavior with ever increasing compensation.

Recent events, which have further damaged the Company’s credibility, are but the culmination of a series of bad decisions on the part of senior management and an ineffectual Board of Directors. It is poor corporate governance that has allowed Cyberonics to be dragged low and that has cost shareholders dearly. Our nominees will provide a much needed independent voice in the Boardroom, which will represent the start of the process of rebuilding shareholder value.

It has been nearly six years since we first met Mr. Cummins, shortly after Medtronic proposed to acquire Cyberonics for $26/share. He came to the offices of MCA and explained to us why it was in the interest of the Company’s shareholders to turn down that bid, despite it offering a significant premium to where Cyberonics had been trading. He asked us to wait to give him a chance to demonstrate that he was right.

Well, we are still waiting. In the intervening period, the Company turned down at least one other acquisition proposal (from Advanced Neuromodulation Systems), despite it also being at a significant premium to where Cyberonics had been trading. Through the close of trading on

September 8, 2006, Cyberonics’ declining share price has generated losses for its shareholders of approximately 57% and 40% over the last one and three years, respectively.

Not everyone has suffered. Based on our calculations, Mr. Cummins has generated over $17 million in proceeds on the sale of shares received through option exercise and in addition has received a substantial grant of restricted shares. In fact, last summer Ronald Matricaria, a Cyberonics Director and the Chairman of the Compensation Committee of the Board felt compelled to resign from the Cyberonics Board, saying he:

“cannot support the direction of the governance practices of the Cyberonics board, in particular its practices regarding CEO compensation and succession.”

Given the history of his resignation, it was to our surprise that we read in last year’s proxy that, two weeks after Mr. Matricaria’s resignation, and with nearly three years still to run on Mr. Cummins five year contract, the Company gave him a NEW five year contract, providing for an increase in base compensation of over 50% and a substantial grant of restricted stock.

The issues identified by Mr. Matricaria are symptomatic of the poor corporate governance that lies at the heart of the Company’s problems. For governance to be effective, and for the interests of the shareholders to be protected, a board must be truly independent to enable it to provide the necessary oversight and guidance to senior management. The failure to separate the positions of Chairman of the Board of Directors from that of the CEO/President is emblematic of the lack of independence that exists at Cyberonics, but is just one example among many deficiencies that need to be addressed.

It was in light of this background that on May 31, MCA decided to submit notice to the Company of our intention to nominate three candidates to stand for election to the Cyberonics Board of Directors at the 2006 annual meeting of stockholders. At that time we believed that it would be in the interests of all Cyberonics shareholders to have new voices in the boardroom-ones that would represent a significant minority of the Board-to assure that shareholders’ interests would be accorded greater due.

Then, in early June it was made public, in an analyst’s research report, that Cyberonics had granted stock options to Mr. Cummins (and other company executives) on the day that a FDA advisory panel was meeting to recommend approval of the Company’s application to use its Vagus Nerve Stimulation device to treat Treatment Resistant Depression. The FDA panel’s decision was of such great importance that the Company’s shares were suspended from trading the entire day pending that announcement. But that appears not to have stopped the Board from granting options that very same day. After the positive recommendation of the FDA panel was announced, and trading resumed, Cyberonics’ stock price jumped more than 75%. The apparent spring-loaded option grant to Mr. Cummins alone generated an overnight gain in the value of his newly minted option of more than $2 million.

Whether or not this was illegal-both the SEC and the US Attorney for the Southern District of New York have commenced investigations-remains to be determined. What is certain is that these option grants raise serious questions about the Board’s judgment and showed a disdain for the interests of shareholders. The Company and its shareholders are paying a heavy price for the cascading effect of, what we believe are, serious ethical lapses by senior management and the Board of Directors. As you know, Cyberonics has been unable to file its 10-K, has received a letter from NASDAQ informing it that it is subject to delisting, and has had the trustee for the Company’s convertible notes deliver a notice that the Company is in default under the note indenture. As if all of this weren’t enough, the Company has recently admitted-contrary to the guidance it provided little more than two months earlier-that it does not anticipate returning to profitability any time soon. Since the time we gave notice to Cyberonics of MCA’s intention to elect three Directors to the Board, the Company’s share price has declined by approximately 31%.

As it now appears unlikely that the Company will hold its annual meeting in September (as it traditionally has), we request that you inform the shareholders of the date for the 2006 Annual Meeting of Shareholders, and expect that such date will be within 13 months of last year’s annual meeting, as Delaware law requires.

We are confident that the Company’s shareholders recognize that it is time for a change.

Our nominees will be the catalyst for instituting necessary corporate governance reforms at Cyberonics, including the issue of management succession and appropriate senior management compensation practices.

As importantly, our nominees will provide the independent voice in the Boardroom that is necessary to jumpstart the process of re-establishing the Company’s credibility and rebuilding shareholder value.

Yours truly,

/s/ Karen L. Finerman Karen L. Finerman President	/s/ Jeffrey E. Schwarz Jeffrey E. Schwarz Chief Executive Officer

* * * * *

In connection with the Company’s upcoming 2006 Annual Meeting of Stockholders, The Committee intends to file a proxy statement with the SEC to solicit stockholders of the Company with respect to the election of directors. THE COMMITTEE STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. SUCH PROXY STATEMENT, WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, INVESTORS WILL BE ABLE TO OBTAIN FREE COPIES OF THE PROXY STATEMENT FROM THE COMMITTEE BY CONTACTING THE COMMITTEE FOR CONCERNED CYBERONICS, INC. SHAREHOLDERS, C/O BEDFORD FALLS INVESTORS, L.P., 660 MADISON AVENUE, 20TH FLOOR, NEW YORK, NY 10021.

COMMITTEE PARTICIPANT INFORMATION

In accordance with Rule 14a-12(a)(1)(i) of the Securities Exchange Act of 1934, as amended, the following members of the Committee are anticipated to be, or may be deemed to be, participants in any such proxy solicitation by the Committee in connection with the Company’s 2006 Annual Meeting of Stockholders: Metropolitan SPV, L.P., a Delaware limited partnership (“SPV”); Metropolitan SPV GP, L.L.C., a Delaware limited liability company (“SPV GP”); Bedford Falls Investors, L.P., a Delaware limited partnership (“Bedford”); Metropolitan Capital Advisors, L.P., a Delaware limited partnership

(“MetCap”); Metropolitan Capital Advisors, Inc., a New York corporation (“MetCap GP”); Metropolitan Capital Partners II, L.P., a New York limited partnership (“Partners II”); KJ Advisors, Inc., a New York corporation (“Partners II GP”); Metropolitan Capital Advisors International Limited, a British Virgin Islands international business company (“MetCap International”); Metropolitan Capital Partners III, L.P., a Delaware limited partnership (“Partners III”); Metropolitan Capital III, Inc., a Delaware corporation (“Partners III GP”); Metropolitan Capital Advisors Select Fund, L.P., a Delaware limited partnership (“Select”); Metropolitan Capital Select, L.L.C., a Delaware limited liability company (“Select GP”); Jeffrey E. Schwarz; Karen L. Finerman. In addition to Mr. Schwarz, the Chief Executive Officer of MetCap GP, Partners II GP and Partners III GP, Eric J. Nestler, the Lou and Ellen McGinley Distinguished Professor and Chairman of the Department of Psychiatry at the University of Texas Southwestern Medical Center in Dallas and Arthur L. Rosenthal, Chief Executive Officer and Chairman of Labcoat, Ltd., a pharmaceutical company, are the Committee’s nominees for election to the Board of Directors.

Certain of these persons and entities hold direct or indirect interests as follows:

The Committee, Jeffrey E. Schwarz and Karen L. Finerman may be deemed to have beneficial ownership over 1,844,312 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), which Shares include all the Shares owned by the entities listed below. SPV and SPV GP may be deemed to have beneficial ownership over 798,512 Shares. Bedford, MetCap and MetCap GP may be deemed to have beneficial ownership over 300,000 Shares. Partners II and Partners II GP may be deemed to have beneficial ownership over 484,600 Shares. Select and Select GP may be deemed to have beneficial ownership over 15,500 Shares. MetCap International, Partners III and Partners III GP may be deemed to have beneficial ownership over 245,700 Shares. Eric J. Nestler and Arthur L. Rosenthal do not have any direct or indirect interests, by security holdings or otherwise, required to be disclosed herein, except each such person’s interest in being nominated and elected as a director of the Company.

SOURCE Metropolitan Capital Advisors, Inc.

09/11/2006

CONTACT: Press Inquiries – Michael S. Sitrick, Mark Saylor of SITRICK AND COMPANY, +1-310-788-2850, or Jeffrey Lloyd, +1-212-573-6100; or Investor Inquiries – Edward McCarthy of D.F. King & Co., Inc., +1-212-493-6952; or The Committee for Concerned Cyberonics, Inc. Shareholders, c/o Metropolitan Capital Advisors, Inc., +1-212-486-8100